JETBLUE AIRWAYS REPORTS SEPTEMBER TRAFFIC

New York, NY (October 12, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for September 2016. Traffic in September increased 10.8 percent from September 2015, on a capacity increase of 7.9 percent.

Load factor for September 2016 was 83.2 percent, an increase of 2.1 points from September 2015. JetBlue’s preliminary completion factor was 99.5 percent and its on-time (1) performance was 78.7 percent. JetBlue’s preliminary revenue per available seat mile (RASM) for the month of September decreased approximately two percent year over year. For the third quarter of 2016, RASM is expected to decrease between three and four percent year over year, in line with prior expectations.

JETBLUE AIRWAYS TRAFFIC RESULTS

	September 2016	September 2015	% Change
Revenue passenger miles (000)	3,432,671	3,097,703	10.8%
Available seat miles (000)	4,125,193	3,821,911	7.9%
Load factor	83.2%	81.1%	2.1 pts.
Revenue passengers	2,918,173	2,634,191	10.8%
Departures	26,574	24,966	6.4%
Average stage length (miles)	1,063	1,068	-0.5%

	Y-T-D 2016	Y-T-D 2015	% Change
Revenue passenger miles (000)	34,434,123	31,156,543	10.5%
Available seat miles (000)	40,421,330	36,632,481	10.3%
Load factor	85.2%	85.1%	0.1 pts.
Revenue passengers	28,731,032	26,189,651	9.7%
Departures	253,325	236,370	7.2%
Average stage length (miles)	1,099	1,092	0.6%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 97 cities in the U.S., Caribbean, and Latin America with an average of 925 daily flights. For more information please visit jetblue.com.
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